Exhibit 10.1

RETIREMENT, TRANSITION AND RELEASE AGREEMENT

This Retirement, Transition and Release Agreement (as it subsequently may be amended from time to time, this “Agreement”) is entered into as of the execution of both parties as of January 8, 2024 (“Effective Date”) by and among Elliot S. Davis (“Executive”) and ATI Inc. (together with its affiliates, the “Company”).

RECITALS

WHEREAS, Executive and the Company have agreed that Executive will retire from his position with the Company as Senior Vice President, Chief Legal and Compliance Officer;

WHEREAS, the Company has requested that Executive remain employed by the Company through and including October 1, 2024 (“Retirement Date”) for purposes of assisting in the transition of his role and responsibilities to his successor and such other matters as may from time to time be assigned to him in accordance with Section 2.7 of this Agreement (“Transition Services”);

WHEREAS, certain benefits and compensation programs of the Company provide for retirement for employees who are at least 55 years of age and have at least five years of service with the Company, provided that the Company consents to such retirement;

WHEREAS, subject to Executive’s (a) agreement to delay his planned retirement until the Retirement Date and to assist the Company in the transition of his role and responsibilities, when and as requested prior to the Retirement Date as outlined further below, (b) execution of and compliance with the terms and conditions of this agreement, and (c) execution and delivery of the Release of Claims attached as Appendix A hereto (the “Release”) on the Retirement Date and non-revocation of the same, the Company has agreed to provide Executive with its consent to enable Executive’s retirement as of the Retirement Date and with certain additional compensation as provided in this Agreement; and

WHEREAS, in consideration therefore, Executive has agreed to the terms and conditions of this Agreement, including its provisions pertaining to confidentiality, non-competition, non-solicitation and non-disparagement, and including the general release of claims contained herein and in the Release.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive and the Company hereby agree as follows:

ARTICLE I

RETIREMENT AND CONSENT; COMPENSATION AND BENEFITS

1.1 Title; Transition Assistance. Executive hereby agrees that, during the term of this Agreement, he will cooperate with and assist the Company in the transition of his current role and responsibilities, as and when requested by the Company, to his successor. Executive hereby acknowledges that, upon the earlier of (a) such time as his successor is identified and announced by the Company, or (b) June 30, 2024 (the “Transition Date”), Executive’s title will be changed to Senior Advisor, Legal and Compliance and he will no longer serve on the Company’s Executive Council. During the period from the Transition Date to Executive’s Retirement Date, Executive will provide Transition Services exclusively in compliance with Section 2.7 below.

1.2 Company Commitment Prior to the Retirement Date. Subject to the terms and conditions of this Agreement, Executive’s compliance with the same, his non-revocation of the release of claims included in Article III of this Agreement, and Executive’s continued employment by the Company through the Retirement Date:

(a) Base Salary. Executive will continue to receive his base salary at its current annual rate of $515,000, payable in accordance with the Company’s regular payroll policies and practices as may be in effect from time to time, provided that Executive will not be eligible for any increase, or subject to any decrease, in base salary during the term of this Agreement;

(b) 2023 Annual Performance Plan. Executive will be entitled to receive any award under the Company’s 2023 Annual Performance Plan (“APP”) that would otherwise be payable to Executive under the terms and conditions thereof, in accordance with the Company’s usual practices; and

(c) Employee Benefits. Subject to the waiver set forth in Section 1.4 below, Executive will continue to be eligible to participate in the qualified and nonqualified and deferred compensation plans of the Company in accordance with the terms of such plans. In addition, Executive will continue to be covered by all health and welfare benefits incident to Executive’s employment by the Company through the last day of the calendar month following the Retirement Date.

1.3 Company Commitment Following the Retirement Date. Subject to the terms and conditions of this Agreement, Executive’s compliance with the same, Executive’s continued employment by the Company through the Retirement Date and Executive’s execution, delivery and non-revocation of Appendix A on the Retirement Date:

(a) Company Consent. The Company hereby consents, to Executive’s retirement, as of the Retirement Date, for purposes of the Company’s 2020 Incentive Plan and 2022 Incentive Plan, any equity awards made to Executive thereunder, the Company’s Defined Contribution Restoration Plan, and any other benefit plans or programs maintained by the Company as of the date of this Agreement in which Executive participates that may require consent of the Company as a prerequisite to retirement. Executive’s employment with the Company shall be treated for all purposes as having been terminated no later than the Retirement Date. Executive acknowledges and understands that Company has no obligation to consent to his retirement, that the Company would not have provided said consent but for Executive’s entering this Agreement, and that the Company’s consent to Executive’s retirement provides new and adequate consideration for his agreement to the provisions of this Agreement, including, without limitation, the restrictive covenants under Article II and the general release of claims under Article III;

(b) Base Compensation. Executive will continue to receive his base salary at its current annual rate of $515,000, payable in accordance with the Company’s regular payroll policies and practices as may be in effect from time to time from the Retirement Date through and including December 31 2024;

(c) 2024 APP. Executive will be entitled to receive an award under the Company’s 2024 APP that, consistent with the terms and conditions of the 2024 APP, will equal the product of Executive’s current target award level of 70% and Executive’s current base salary of $515,000, prorated in the manner provided for under the 2024 APP for the period from January 1, 2024 through the Retirement Date and otherwise payable in accordance with the terms and conditions of the 2024 APP and the Company’s usual practices related thereto.

(d) Continuation of Coverage Under the Company’s Medical Plan. Provided that Executive timely and properly applies for (elects) continued medical insurance coverage for himself and any dependents (if applicable) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and remains eligible for the same, the Company will reimburse Executive for a partial amount of the cost of COBRA in an amount equal to the difference between the total premium cost of COBRA and the premium portion Executive would have paid for such coverage had Executive remained employed, which Executive will be responsible for paying. For so long as Executive is receiving continued base compensation following the Retirement Date as provided in Section 1.3(b) above, Executive hereby grants permission to have Executive’s portion of the COBRA premiums deducted from each and every such payment made, to the extent applicable. The COBRA subsidy provided by this Section 1.3(d) will end the sooner of (i) Employee no longer being eligible for COBRA, such as when Employee defaults in payment or becomes eligible to receive health and/or medical insurance from a subsequent employer, or (ii) once 18 months of COBRA benefits have been exhausted.

(e) Additional Payment. The Company will pay to Executive, within 30 days following the Retirement Date (or such other date as may be required by Section 409A of the Internal Revenue Code of 1986, amended (“Section 409A”), an additional payment in the net amount of fifty-five thousand dollars ($55,000) after taking into account deduction of any federal, state and local income and employment taxes and other mandatory withholdings.

(f) Long-Term Incentive Compensation. For the sake of clarity, nothing in this Agreement is intended in any way to alter the terms and conditions of any long-term equity award outstanding as of the Effective Date, which awards have or shall vest and be paid, if at all, in accordance with the terms and conditions set forth in the award agreements governing such awards; provided, the Executive shall be deemed to have received the Company’s consent to his retirement for purposes of the LTIP awards in accordance with and subject to the provisions of Section 1.3(a) above. For the avoidance of doubt, the parties acknowledge that the Executive’s retirement from the Company as of the Retirement Date will constitute his separation of service from the Company within the meaning of Treasury Regulation 1.409A-1(h) and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

1.4 Waiver. In consideration of the foregoing, Executive hereby waives any severance compensation or other severance benefits not identified in this Article I to which he might otherwise be entitled under the terms of any current or future plan, program or policy created, maintained or adopted by the Company during the term of this Agreement or at any time in the future, provided that nothing contained herein is intended to modify Executive’s contractual rights and obligations under that certain Change in Control Severance Agreement, dated as of January 31, 2020, between the Company and the Executive, as may be amended, supplemented or otherwise modified from time to time (the “CIC Agreement”).

ARTICLE II

EXECUTIVE’S COVENANTS

2.1 Non-Disclosure of Confidential Information; Non-Interference with Rights.

(a) Executive shall not take or maintain copies of, use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary or confidential information (“Confidential Information”) concerning the business or policies of Company which he may have learned as an officer or employee of Company, except to the extent such use or disclosure is (i) required by applicable law, (ii) lawfully obtainable from the public domain, or (iii) authorized by Company. Confidential Information includes, without limitation, confidential information and Company trade secrets, whether in tangible or intangible form, regarding the Company’s: products; services; near and long-term business strategies, plans and expectations; marketing strategies; business plans; operations; costs; current or prospective customer information

(including without limitation customer lists, requirements, creditworthiness, preferences, pricing information, sales volume, margins and similar matters); product concepts; designs; specification; technical data and know-how; purchasing information (including without limitation pricing, sales information and other terms and conditions of sale); financial information; employee and personnel information; vendor and business partner information; customer information; internal procedures or techniques; forecasts; trade information; software programs; project requirements, and all other information that is not generally known to those outside of the Company. Confidential Information also includes the information of any other person or entity that the Company has an obligation to maintain as confidential.

(c) Nothing in this Agreement prevents Executive from initiating communications directly with, or responding to any inquiry from, or providing truthful information in any legal or governmental proceeding or investigation, provided that such disclosure is made only to the extent necessary. Additionally, nothing in this Agreement prohibits Executive from reporting, disclosing, or discussing conduct that constitutes unlawful discrimination, harassment, or sexual assault. In accordance with the Defend Trade Secrets Act of 2016, notwithstanding any other provision of this Agreement or the provisions contained in the agreements consented to or signed by Executive during employment, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order. Notwithstanding any other provision of this Agreement, however, Executive acknowledges that he is/was engaged as an in-house attorney from the outset of his employment by the Company, and therefore is bound by applicable ethical rules and professional obligations, including but not limited to those pertaining to attorney-client privilege and work product.

2.2 Non-Solicitation and Non-Competition.

(a) Company’s Investment. Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with its trade names and geographic areas of business), and its customer, suppler and employee relationships. Executive further understands that he has, and will continue to, benefit from those investments and efforts, and acknowledges that the Company would not enter into this Agreement or consent to his retirement without his express agreement to be bound by the provisions of this this Section 2.2.

(b) Non-Solicitation. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including October 1, 2026:

(i) Solicit any employee of the Company with the intention of encouraging such person to terminate the person’s employment with the Company;

(ii) Solicit or transact business with any Customer (as defined below) for the purpose of offering any service or product offered by the Company or any service or product that directly or indirectly competes with or is substantially similar to such service or product (hereafter, “Competitive Services”). “Customer” means (A) any current or former customer of the Company (1) with whom Executive has had material contact in the performance of his duties at any time during the 24-month period preceding the Retirement Date, or (2) about whom Executive has knowledge of Confidential Information; (B) any person or entity who contacted the Company, at any time during the 6-month period preceding the Retirement Date, for the purpose of seeking or obtaining the Company’s services; or (C) any person or entity whom the Company contacted, at any time during the 6-month period preceding the Retirement Date, for the purpose of providing or selling the Company’s services;

(iii) Solicit or transact business with any Customer, vendor, contractor or supplier of the Company for the purpose of encouraging such person to terminate its relationship with the Company or to place elsewhere or reduce the volume of its business with the Company; or

(iv) Otherwise attempt to directly or indirectly interfere with the Company’s business or relationships with its employees, independent contractors, vendors, suppliers, or Customers when such activities will involve the inevitable use of, or near certain influence by Executive’s knowledge of, Confidential Information disclosed to the Executive during the term of Executive’s employment with the Company.

(c) Non-Competition. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including October 1, 2026:

(i) Have an ownership or financial interest in a “Competitor,” defined as any person or entity (including Executive or an entity that Executive becomes employed by or otherwise affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Services within a “Restricted Territory” defined as any metropolitan statistical area (as defined by the U.S. Census Bureau) where the Company did business during Executive’s employment or does or actively plans to do business at the time of the subject competitive activity, provided that Executive’s passive ownership of securities of a publicly held Competitor does not violate this provision, so long as his ownership does not exceed 0.5% of such Competitor’s issued and outstanding voting stock;

(ii) Advise or consult with a Competitor concerning Competitive Services in the Restricted Territory;

(iii) Be employed by or provide services to or for, whether as an employee, consultant, independent contractor or in any other working relationship with, a Competitor in the Restricted Territory where Executive’s duties are similar to the duties that he performed on behalf of the Company at any time during the 24-month period preceding the Effective Date; or

(iv) Otherwise engage in the production, marketing, sale, distribution, offering or provision of Competitive Services in the Restricted Territory.

2.3 Non-Disparagement. Executive agrees that he will not, in any way, disparage the Company to any person(s) or organization(s), including without limitation any employee of the Company. The Company agrees to take commercially reasonable action to ensure that members of the Executive Council refrain from any disparaging statements about Executive to external parties, provided that, nothing in this Agreement shall prohibit or restricted members of the Company’s Executive Council from performing the duties of their respective roles within the Company or from disclosing any information as required by law or legal process. A disparaging statement is any communication, oral or written, including electronic postings on social media, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, legal compliance, competence, fairness, quality of services, or good character of the person or entity to whom or to which the communication relates.

2.4 Cooperation. Until the Retirement Date, Executive agrees to comply with all Company rules, policies, and procedures, including but not limited to the Company’s Corporate Guidelines for Business Conduct and Ethics. Until the Retirement Date and thereafter, Executive agrees to cooperate with the Company in the prosecution or defense of claims asserted by or against it or the investigation of potential claims and shall be available, by telephone, video conference or in person, at such reasonable times as may be requested by the Company, to discuss and consult with employees or agents of the Company with respect to business matters of the Company. Such cooperation and consultation shall include meeting with representatives of the Company or the Company’s attorneys, or both, divulging to the Company any information that the Company may request for possible use in the conduct of its business or in litigation, arbitration, investigations (whether internal or external) or other legal proceeding, and testifying on behalf of the Company at the Company’s request. The Company agrees to reimburse Executive for reasonable personal expenses incurred by Executive pursuant to this Section 2.4. Nothing in this Section shall preclude Executive from complying with legal obligations to testify under oath truthfully and accurately or producing information in response to a properly served subpoena or as otherwise required by law or legal process.

2.5 Future Employment. Through and including October 1, 2026, Executive agrees to notify the Company in writing of the name and address of any new person or entity by whom or which Executive becomes employed or for whom or which Executive agrees to perform consulting or other services.

2.6 Work Product. Executive agrees that all works of authorship developed or created in whole or in part by Executive during his employment by the Company, whether alone or in collaboration with other Company employees or third parties providing consulting other services to the Company shall to the extent possible be deemed works made for hire within the meaning of the Copyright Act (17 U.S. C. §101 et. Seq.)(“Work Product”) and that all Work Product shall remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered work made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall not take or maintain any Work Product or copies thereof and shall not use any Work Product for the benefit of any party other than the Company.

2.7 Provision of Transition Services Following the Transition Date. From the Transition Date through and including his Retirement Date, Executive will work remotely and for the sole purpose of providing Transition Services expressly when and as requested by the Board Chair. Executive’s principal place of employment shall be his residence located in Sewickley, Pennsylvania or within 20 miles thereof, subject to travel as reasonably necessary and expressly agreed by the parties. Executive acknowledges that his access to Company systems and other resources may, in the sole discretion of the Company, be limited or removed during such time and agrees to return all Company equipment in his possession promptly upon request by the Company and in no event any later than the Retirement Date.

ARTICLE III

RELEASE OF CLAIMS

3.1 Released Claims.

(a) In consideration of the Company’s consent to his retirement and the other consideration provided pursuant to this Agreement, except as provided in Section 3.2 below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company and all of its parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to the Effective Date, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to the Effective Date. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above, except as provided in Section 3.2(g) below.

This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Employee will be permitted to participate in any legal proceedings under the False Claims Act. To the extent permitted by law, Employee specifically waives any rights Employee may have to receive any monetary award from such proceedings.

(b) Subject to Section 3.2 below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in Section 3.1(a) above.

(c) Executive understands that by signing this Agreement, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including the Effective Date. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

(d) Executive affirms, covenants, and warrants that he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to or eligible for, and has not applied for or sought Social Security or Medicare benefits. Executive agrees and affirms, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive agrees to indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future action against the Company, including but not limited to any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

3.2 Retained Claims. The parties agree, and Executive understands, that this Agreement does not waive or restrict Executive’s right or ability to file:

(a) a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(b) a claim or pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(c) a claim compelling enforcement of this Agreement;

(d) a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(e) a claim for workers’ compensation benefits;

(f) a claim for long-term or short-term disability;

(g) a claim for indemnification to which Executive would be entitled under the Company’s Restated Certificate of Incorporation, if the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of Executive’s service to the Company as an officer, employee, agent or fiduciary of the Company or Executive’s service, at the request of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan;

(h) a claim related to the Company’s contractual obligations with respect to any long-term incentive award (including under any applicable plan document, grant agreement or award notice) outstanding as of the Retirement Date; and/or

(i) protections against retaliation under the Taxpayer First Act of (26 U.S.C. §2623(d));

(j) a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company; and/or

(k) Any claims not permitted to be waived or released under applicable law.

In addition, this Agreement does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

3.3 Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(a) he has a period of at least twenty-one (21) days within which to review, consider, and sign this Agreement, including Appendix A to this Agreement;

(b) he has a period of the later of (i) seven (7) days following his execution of this Agreement or (ii) until January 8, 2024 (the “Revocation Period”), within which to change his mind and revoke this Agreement. If Executive wishes to revoke this Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in Section 4.9 below within the Revocation Period. The release of claims contained in this Agreement becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Agreement, provided he has not revoked it during that period;

(c) he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Agreement with legal counsel of his choosing;

(d) he understands the terms and meaning of this Agreement, including that he is knowingly and voluntarily waiving and releasing all claims described in Section 1(a), including any claims under the ADEA;

(e) the consideration Executive is receiving in exchange for this Agreement is something of value to which Executive is not already entitled; and

(f) he is entering into this Agreement freely and voluntarily.

MISCELLANEOUS PROVISIONS

4.1 Term. Subject to Sections 4.2 and 4.3 below, this Agreement shall extend from the Effective Date through and including the Retirement Date, provided that, if, prior to the Retirement Date, Executive revokes the release of claims included in Article III of this Agreement or voluntarily terminates his employment, or if the Company terminates Executive’s employment “for Cause”, the Company shall not be deemed to have consented to Executive’s retirement and Executive shall not be eligible for the benefits set forth in this Agreement. For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in the CIC Agreement, provided that, for the sake of clarity, the parties hereby agree that the “stated duties reasonably associated with the Executive’s position” to which Section 1.1(h)(iv) of the CIC refers shall, following the Transition Date, be deemed limited to those duties described in Section 2.7 of this Agreement. In addition thereto, the breach of any term of this Agreement shall also constitute Cause.

4.2 Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the scope of the restrictive covenants in Article II of this Agreement exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.

4.3 Injunctive Relief; Survival. In the event of a breach by Executive of any of the provisions of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach or to enforce the specific performance of this Agreement by Executive and to enjoin him from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges that the remedies at law for any breach of this Agreement may be inadequate, and that the Company shall be entitled to injunctive relief in the event of a breach of this Agreement. Executive acknowledges that his breach or threatened breach of the covenants in Article II of this Agreement would cause the Company irreparable harm, and that the Company would be entitled to seek extraordinary relief in court, including temporary restraining orders, preliminary or permanent injunctions, or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any security. If Executive breaches any of the restrictive covenants in Article II, to the extent authorized by law, Executive will be responsible for the reasonable attorneys’ fees and costs the Company incurs in enforcing this Agreement. Additionally, if Executive violates any of the terms of the restrictive covenants in Article II, the period of time during which such restrictive covenant would otherwise have been in effect under the terms of this Agreement shall be automatically extended by the period of time during which Executive was in violation of such covenant(s). Notwithstanding anything to the contrary contained in or implied by this Agreement, the provisions of Articles II and III of this Agreement and of this Article IV shall survive termination of this Agreement.

4.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matters of this Agreement. However, this Agreement shall not supersede (a) the CIC Agreement except as modified in Section 4.1 above regarding the term “Cause,” (b) any obligation of Executive under any agreement concerning confidentiality, trade secrets, proprietary information, non-disclosure, inventions, patents, copyrights or intellectual property that Executive previously executed, or (c) any rights, privileges or interests of Executive and any obligations of the Company under the Company’s corporate charter, by-laws or other governance documents providing for indemnification of Executive in relation to or in connection with Executive’s employment with the Company, which in each case shall continue to remain in full force and effect. Executive agrees that he has not relied on any representation or statement, whether written or oral, other than as set forth in this Agreement. Furthermore, no modification of this Agreement shall be binding unless in writing signed by both parties.

4.5 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties to this Agreement. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

4.6 Construction. The language of all sections of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly against the drafter of the language of this Agreement.

4.7 Judicial Enforcement. This Agreement may be specially enforced in judicial proceedings.

4.8 Counterparts; Section Headings; Gender and Number. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Where appropriate to the context of this Agreement, (a) use of the singular shall be deemed also to refer to the plural and use of the plural to the singular, and (b) the use of the word “its” or another word denoting any gender shall include all genders.

4.9 Notices. Any notice or other communication required or permitted by this Agreement to be delivered by one party to another must be in writing and personally delivered or sent by registered United States mail (return receipt requested and postage prepaid), by overnight delivery or by facsimile transmission, to the address for such party specified below or to such other address as the party may from time to time advise the other parties, and shall be deemed to have been delivered upon actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission, three days after deposit in the United States mail or one day after delivery to an overnight delivery service, as the case may be.

Executive:	Elliot S. Davis
743 Chestnut Road
Sewickley, PA 15143

Company:	ATI Inc.
2021 McKinney Ave., Suite 1100
Dallas, TX 75201
Attn: Senior Vice President and Chief Human Resources Officer

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of law principles.

4.11 Forum Selection; Service of Process. All disputes among the parties regarding the construction or enforcement of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in Pittsburgh, Pennsylvania. Each party hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in any state or federal court located in Pittsburgh, Pennsylvania by the mailing by certified or registered mail of copies of such process to such party at its address set forth in Section 4.9 above.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

/s/ Elliot S. Davis
Elliot S. Davis

ATI INC.

By:	/s/ Tina K. Busch
Name: Tina K. Busch
Title: Senior Vice President,
Chief Human Resources Officer

Appendix A

Form of Retirement Date Release Agreement

THIS RELEASE (this “Release”) is entered into effective as of October 1, 2024 (“Retirement Date”) by Elliot S. Davis (the “Executive”) in favor of ATI Inc. (the “Company”).

WHEREAS, Executive and the Company are party to that certain Retirement, Transition and Release Agreement (the “Retirement Agreement”) pursuant to which the Company agreed to provide its consent to Executive’s retirement and certain other compensation, subject to certain conditions, including but not limited to his execution of this Release as of the effective date of his retirement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive hereby agrees as follows:

1. Released Claims.

(a) Except as provided in Section 2 below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company, which includes all parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to the Retirement Date, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to the Effective Date. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above (except as provided in 2(g) below).

This Release expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Executive will be permitted to participate in any legal proceedings under the False Claims Act. To the extent permitted by law, Executive specifically waives any rights Executive may have to receive any monetary award from such proceedings.

(b) Subject to Section 2 below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in Section 1(a) above.

(c) Executive understands that by signing this Release, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including the Retirement Date. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

(d) Executive affirms, covenants, and warrants that he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to or eligible for, and has not applied for or sought Social Security or Medicare benefits. Executive agrees and affirms, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive agrees to indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future action against the Company, including but not limited to any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

2. Retained Claims. The parties agree, and Executive understands, that this Release does not waive or restrict Executive’s right or ability to file:

(a) a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(b) a claim or pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(c) a claim compelling enforcement of the Retirement Agreement;

(d) a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(e) a claim for workers’ compensation benefits;

(f) a claim for long-term or short-term disability;

(g) a claim for indemnification to which Executive would be entitled under the Company’s Restated Certificate of Incorporation, if the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of Executive’s service to the Company as an officer, employee, agent or fiduciary of the Company or Executive’s service, at the request of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan;

(h) a claim as a shareholder related to payment by the Company;

(i) a claim related to the Company’s contractual obligations with respect to any long-term incentive award (including under any applicable plan document, grant agreement or award notice) outstanding as of the Retirement Date;

(j) protections against retaliation under the Taxpayer First Act of (26 U.S.C. §2623(d));

(k) a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company; and/or

(l) Any claims not permitted to be waived or released under applicable law.

In addition, this Release does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

3. Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(a) he has a period of at least twenty-one (21) days within which to review, consider, and sign this Release;

(b) he has a period of seven (7) days following his execution of this Release within which to change his mind and revoke this Release. If Executive wishes to revoke this Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in Section 4.9 of the Retirement Agreement within said 7-day revocation period. The release of claims contained in this Release becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Release, provided he has not revoked it during that period;

(c) he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Release with legal counsel of his choosing;

(d) he understands the terms and meaning of this Release, including that he is knowingly and voluntarily waiving and releasing all claims described in Section 1(a), including any claims under the ADEA;

(e) the consideration Executive is receiving in exchange for this Release is something of value to which Executive is not already entitled; and

(f) he is signing this Release freely and voluntarily.

4. Severability. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Release in full force and effect.

5. Successors and Assigns. This Release shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties named herein.

IN WITNESS WHEREOF, Executive has duly executed this Release as of the date first above written.

Elliot S. Davis